As filed with the Securities and Exchange Commission on August 16, 2023

Registration No. 333- ________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	2086	35-2177773
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

(203) 890-0557

(Address and telephone number of principal executive offices and principal place of business)

Norman E. Snyder, Jr.

Chief Executive Officer

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

(203) 890-0557

(Name, address and telephone number of agent for service)

With copy to:

With copies to:

Ruba Qashu

Barton LLP

100 Wilshire Boulevard, Suite 1300

Santa Monica, California 90401

Telephone: (949) 355-5405

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

Subject to completion, dated August 16, 2023

PRELIMINARY PROSPECTUS

1,880,078 Shares of Common Stock

This prospectus covers the resale by the selling shareholders of Reed’s, Inc. (“Reed’s,” “we,” “us” or the “Company”) identified in the “Selling Shareholders” section of this prospectus of up to an aggregate of 1,880,078 shares of our common stock, of which 313,346 are issuable upon the exercise of currently exercisable warrants (“Warrants”). We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. We may receive up to $783,365 from the exercise of Warrants by the selling shareholders, if the Warrants are exercised for cash, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

The selling shareholders or their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in the shares of common stock described this prospectus may offer and sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling shareholder may sell its shares of common stock in the section titled “Plan of Distribution” appearing elsewhere in this prospectus. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is quoted on OTC Markets OTCQX Best Market under the symbol “REED.” The last reported sale price of our common stock on August 9, 2023 was $2.80 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves risks. See the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023

2

INFORMATION CONTAINED IN THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

Unless the context otherwise requires, “Reed’s,” “Company,” “we,” “us” and “our” refer to Reed’s, Inc., and “selling shareholders” and “selling shareholder” refer to one or more selling shareholders identified in the “Selling Shareholders” section of this prospectus and their respective permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in any of the securities. References to “securities” include any security that we or the selling shareholders might offer under this prospectus or any prospectus supplement.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on May 15, 2023;

●	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, and June 30, 2023, filed with the SEC on June 1, 2023 and August 10, 2023, respectively;

●	our Current Reports on Form 8-K dated January 24, 2023 (as filed January 26, 2023), February 6, 2023 (as filed February 6, 2023), February 10, 2022 (as filed February 14, 2023), March 1, 2023 (as filed March 7, 2023), March 31, 2023 (as filed March 31, 2023); May 24, 2023 (as filed May 31, 2023), July 7, 2023 (as filed July 12, 2023); and

●	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-32501), filed with the SEC pursuant to Section 12(b) of the Exchange Act on May 9, 2019, as may be amended, including any further amendment or report filed hereafter for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at www.reedsinc.com and the URL where incorporated reports and other reports may be accessed is http://reedsinc.com/investors/sec-filings/.

Investor Relations at Reed’s Inc.

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

ir@reedsinc.com

(800) 997-3337 Ext. 2 or (617) 956-6736

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus or any supplement to this prospectus. You should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

4

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following risk factors:

●	Our ability to absorb, mitigate or pass on cost increases to our bottlers/distributors and/or customers;
●	The impact of rising costs, interest rates, and inflation on the discretionary income of our consumers, particularly the rising cost of energy;
●	Uncertainties associated with an economic slowdown or recession that could negatively impact the financial condition of our customers and could result in a reduced demand for our products;
●	The impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions;
●	The impact of logistical issues and delays;
●	Our ability to effectively manage our inventories and/or our accounts receivables;
●	Our ability to continue to generate sufficient cash flows to support our expansion plans and general operating activities;
●	Changes in demand that are weather, or season related and/or for other reasons, including changes in product category and/or package consumption and changes in cost and availability of certain key ingredients including aluminum cans, as well as disruptions to the supply chain, as a result of climate change and poor or extreme weather conditions;
●	The impact on our business of competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace as a result of actions by competitors;
●	Our ability to implement and/or maintain price increases, including through reductions in promotional allowances;
●	The effectiveness of sales and/or marketing efforts by us and/or by distributors of our products, most of whom distribute products that may be regarded as competitive with our products;
●	The costs and/or effectiveness, now or in the future, of our advertising, marketing and promotional strategies;
●	The failure of our co-packers to manufacture our products on a timely basis or at all;
●	Our ability to make suitable arrangements and/or procure sufficient capacity for the co-packing of any of our products, the timely replacement of discontinued co-packing arrangements and/or limitations on co-packing availability;
●	Volatility of stock prices which may restrict stock sales, stock purchases or other opportunities as well as negatively impact the motivation of equity award grantees;
●	Any disruption in and/or lack of effectiveness of our information technology systems, including a breach of cyber security, which disrupts our business or negatively impacts customer relationships, as well as cybersecurity incidents involving data shared with third parties;
●	The imposition of additional regulation imposing excise taxes and/or sales taxes on sweetened beverages or alcoholic beverages; and
●	Recruitment and retention of senior management, other key employees and our employee base in general.

5

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” appearing elsewhere in this prospectus relating to factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements contained in this prospectus or in any document or report incorporated by this prospectus are made as of the date of this prospectus or such documents or reports, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

RISK FACTORS

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, Part II, Item 1A of our Quarterly report on Form 10-Q for the period ended March 31, 2023 and as may be described in our future filings with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. You should also carefully consider the other information included or incorporated by reference in this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Available Information

We maintain a website at the following address: www.reedsinc.com. The information on our website is not incorporated by reference in this report. We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”). These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. In addition, we routinely post on the “Investors” page of our website news releases, announcements and other statements about our business and results of operations, some of which may contain information that may be deemed material to investors. Therefore, we encourage investors to monitor the “Investors” page of our website and review the information we post on that page. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at the following address: http://www.sec.gov.

THE COMPANY

Overview

Reed’s, Inc., a Delaware corporation (“Reed’s”, the “Company,” “we,” or “us” throughout this report) owns a leading portfolio of handcrafted, natural beverages that is sold in over 45,000 outlets nationwide. These outlets include the natural and specialty food channel, grocery stores, mass merchants, drug stores, convenience stores, club stores, liquor stores, and on-premises locations including bars and restaurants. Reed’s two core brands are Reed’s, which includes Reed’s Craft Ginger Beer, Reed’s Real Ginger Ale, Reed’s Mules, and Reed’s Hard Ginger Ale, and Virgil’s Handcrafted sodas. Reed’s Craft Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices, honey and fruit juices. Reed’s uses this same handcrafted approach in its Reed’s Real Ginger Ale and Virgil’s line of great tasting, bold flavored craft sodas, including its award-winning Virgil’s Root Beer.

Reed’s is the leading ginger beer in the US; Virgil’s is an independent natural full line craft soda and is a leader in the craft soda category.

6

Our Products

We make our hand-crafted beverages with only premium, natural ingredients. Our products are free of genetically modified organisms (“GMOs”) and artificial preservatives. Over the years, Reed’s has developed several product offerings. In 2019, we streamlined our focus to our core categories of Reed’s Ginger Beverages and Virgil’s Craft Sodas. In April 2020, we launched our new line of Reed’s Real Ginger Ales, in both Full Sugar and Zero Sugar varieties, made with fresh organic ginger. In 2021, we extended our Ginger Ale offerings with Mocktails, and we entered the alcohol space with the launch of our RTD Classic Mule that is 7% alcohol by volume (“ABV”) and Zero Sugar and Hard Ginger Ale which is 5% ABV and Zero Sugar

Reed’s Craft Ginger Beer

Reed’s Craft Ginger Beer is set apart from other ginger beers by its proprietary process of pressing fresh ginger root, its exclusive use of natural ingredients, and its authentic Jamaican-inspired recipe. We do not use artificial preservatives, artificial flavors, or colors, and Reed’s Ginger Beer is certified kosher. We offer different levels of fresh ginger content, ranging from our lightest-spiced Original, to our medium-spiced Extra, and finally to our spiciest Strongest. We also offer three sweetener options: one with cane sugar, honey and fruit juices; one with honey and pineapple juice; and another without sugar (Zero Sugar) made from an innovative blend of natural sweeteners. In 2021, we expanded our Extra Ginger Beer portfolio into cans offerings.

As of the end of 2022, the Reed’s Craft Ginger Beer line included five major varieties with a mix of bottles and cans:

Reed’s Original Ginger Beer – Our first to market product uses a Jamaican-inspired recipe that calls for fresh ginger root, lemon, lime, pineapple juice, honey, raw cane sugar, herbs and spices.

Reed’s Premium Ginger Beer – Our Original Ginger Beer sweetened with honey and pineapple juice. (No cane sugar added.)

Reed’s Extra Ginger Beer – Contains 50% more fresh ginger than Reed’s Original recipe for extra spice.

Reed’s Strongest Ginger Beer – Contains 115% more fresh ginger than Reed’s Original for the strongest spice.

Reed’s Zero Sugar Extra Ginger Beer – launched in 2019, it uses a proprietary natural sweetening system for a zero-calorie version of our Reed’s Extra Ginger Beer.

Reed’s Real Ginger Ale

Reed’s Real Ginger Ale is unique for the category because it combines real fresh ginger with the classic, refreshing taste that consumers love. It contains nothing artificial and is non-GMO project verified. We offer two sweetener options: one with cane sugar and the other with our zero-calorie proprietary natural sweetening system.

7

Reed’s Real Ginger Ale – launched in April 2020 in standard and sleek 12-ounce cans. It is the only mass market ginger ale made with organic fresh ginger.

Reed’s Zero Sugar Real Ginger Ale – also launched in April 2020 in standard and slim cans. It uses a proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink.

Reed’s Mocktails – In 2021 Reed’s line extended its Zero Sugar Ginger Ale, with the launch of Mocktail Flavors. It uses our proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink. The two flavors are Shirley Tempting and Transfusion.

Reed’s Real Cranberry Ginger Ale – This seasonal product, launch in the fall of 2021 is our Real Ginger Ale with cranberry added. It is a consumer favorite during the holiday season and is available October through December.

Reed’s Ready to Drink

Reed’s Zero Sugar Classic Mule – Launched in 2020 and expanded to 42 states in 2022, Reed’s first-ever alcoholic offering is packed with REAL, fresh ginger root and made through a unique handcrafted brewing and fermentation process. It contains 7% ABV, and a light-spice flavor profile with no artificial colors, gluten, GMOs or caffeine. It is the ultimate mule, made with fresh ginger root, to be enjoyed anytime, anywhere.

Reed’s Zero Sugar Stormy Mule – Launched in 2022, the Stormy is the perfect companion to our Classic Mule, the Stormy Mule is the ultimate rum flavored alcohol and ginger beer. It contains 7% ABV, and a light-spice flavor profile with no artificial colors, gluten, GMOs or caffeine. It is the ultimate stormy, made with fresh ginger root, to be enjoyed anytime, anywhere.

Reed’s Zero Sugar Hard Ginger Ale - Launched in late 2002, our line of light refreshing hard ginger ales are available in four flavors: Mango, Cherry Lime, Strawberry Watermelon and Pineapple Coconut. They contain 5% ABV, 100 calories and zero carbohydrates and have no added sugar, artificial colors, gluten, GMOs or caffeine. They are made with fresh ginger root, to be enjoyed anytime, anywhere.

Virgil’s Handcrafted Sodas

Virgil’s is a premium handcrafted soda that uses only natural ingredients to create bold renditions of classic flavors. We don’t use any artificial preservatives, any artificial colors, or any GMO-sourced ingredients, and our Virgil’s line is certified kosher.

The Virgil’s line includes the following products:

Handcrafted Line: Virgil’s first Handcrafted soda was launched in 1994. It began as one man’s passion to create the finest root beer ever produced and has since won numerous awards. Virgil’s difference is using natural ingredients to craft bold, classic soda flavors. Virgil’s Handcrafted line includes Root Beer, Vanilla Cream, Black Cherry, and Orange Cream.

Zero Sugar Line: Virgil’s launched a new line of Zero Sugar, Zero Calorie craft sodas in 2019. Each Zero Sugar soda is sweetened with a proprietary blend of natural sweeteners with no added sugars and is certified Keto. This natural line of Zero Sugar flavors includes Root Beer, Cola, Black Cherry, Vanilla Cream, Orange Cream, Lemon-Lime, Ginger Ale, Grapefruit and Dr. Better.

Our Primary Markets

We target a smaller segment of the estimated $29 billion mainstream carbonated and non-carbonated soft drink markets in the United States. Our brands are generally considered premium and natural, with upscale packaging. They are loosely defined as the craft specialty bottled carbonated soft drink category.

8

We have an experienced and geographically diverse sales force promoting our products, with senior sales representatives strategically placed in multiple regions across the country, supported by local Reed’s sales staff. Additionally, we have sales managers handling national accounts for natural, specialty, grocery, mass, club, drug, liquor, and convenience channels. Our sales managers are responsible for all activities related to the sales, distribution, and marketing of our brands to our entire retail partner and distributor network in North America. The Company not only employs an internal sales force but has partnered with independent sales brokers and outside representatives to promote our products in specific channels and key targeted accounts.

We sell to well-known popular natural food and gourmet retailers, large grocery store chains, mass merchants, club stores, convenience and drug stores, liquor stores, industrial cafeterias (corporate feeders), and to on-premises bars and restaurants nationwide and in some international markets. We also sell our products and promotional merchandise directly to consumers via the Internet through our Amazon storefront which can be accessed through our company web site www.drinkreeds.com.

Some of our representative key customers include:

●	Natural stores: Whole Foods Market, Sprouts, Natural Grocers by Vitamin Cottage, Fresh Thyme Farmers Market, Mother’s

●	Gourmet & specialty stores: Trader Joe’s, Bristol Farms, Lazy Acres, The Fresh Market, Central Market

●	Grocery and mass chains: Kroger (and all Kroger banners), Albertson’s/Safeway, Publix, Food Lion, Stop & Shop, H.E.B., Wegmans, Target, Walmart

●	Club stores: Costco

●	Liquor stores: BevMo! Total Wine & More, Spec’s

●	Convenience & drug stores: CVS Health, Rite Aid

Our Distribution Network

Our products are brought to market through an extremely flexible and fluid hybrid distribution model, which is a mix of direct-store-delivery, customer warehouse, and distributor networks. The distribution system used depends on customer needs, product characteristics, and local trade practices.

Our product reaches the market in the following ways:

Direct to Natural & Specialty Wholesale Distributors

Our natural and specialty distributor partners operate a distribution network delivering thousands of SKUs of natural and gourmet products to thousands of small, independent, natural retail outlets around the U.S., along with national chain customers, both conventional and natural. This system of distribution allows our brands far reaching access to some of the most remote parts of North America. During the past year we have expanded, and will continue to expand, in this distribution network.

Direct to Store Distribution (“DSD”) Through Non-Alcoholic and Alcoholic Beverage Distributor Network

Our independent distributor partners operate DSD systems which deliver primarily beverages, foods, and snacks directly to retail stores where the products are merchandised by their route sales and field sales employees. DSD enables us to merchandise with maximum visibility and appeal. DSD is especially well-suited to products frequently restocked and responds to in-store promotion and merchandising. We are primarily focused on expanding our DSD network on a national basis.

9

Direct to Store Warehouse Distribution

Some of our products are delivered from our co-packers and warehouses directly to customer warehouses. Some retailers mandate we deliver directly to them, as it is more cost effective and allows them to pass savings along to their customers. Other retailers may not mandate direct delivery, but they recommend and prefer it as they have the capability to self-distribute and can realize significant savings with direct delivery.

Wholesale Distribution

We utilize a network of five independent distribution and consolidation centers across the United States to store and distribute our products. Our Wholesale Distributor network handles the wholesale shipments of our products. These distributors have a warehouse and distribution center, and ship Reed’s and Virgil’s products directly to the retailer (or to customers who opt for drop shipping).

International Distribution

We presently export Reed’s and Virgil’s brands throughout international markets via US based exporters. International markets where our brands are present are France, UK, South Africa, portions of the Caribbean, Canada, Spain, Philippines, Israel and Australia.

International sales to some areas of the world are cost prohibitive, except for some specialty sales, since our premium sodas were historically packed in glass, which drives substantial freight costs when shipping overseas. Despite these cost challenges, we believe there are good opportunities to expand internationally, and we are increasing our marketing focus on these areas by adding freight friendly packages such as aluminum cans and also developing manufacturing partnerships in local markets whereby we ship concentrate rather than finished goods. We are open to exporting and co-packing internationally and expanding our brands into foreign markets, and we have held preliminary discussions with trading companies and import/export companies for the distribution of our products throughout Asia, Europe, Australia, and South America. We believe these areas are a natural fit for Reed’s ginger products because of the popularity and importance of ginger in international markets, especially the Asian market, where ginger is a significant part of the local diet and nutrition.

We believe the strength of our brands, innovation, and marketing, coupled with the quality of our products and flexibility of our distribution network, allows us to compete effectively.

Manufacturing Our Products

All of Reed’s products are produced by our co-pack partners. They brew, blend, bottle, and package our products and charge us a fee, generally by the case, for the products produced. We have a long-standing relationship with three co-packers in Pennsylvania and two in California. During 2020 we entered into co-packing agreements with a co-packer on the East Coast, Clinton’s Ditch, and on the West Coast, Noel Canning. We are in discussions and negotiations with additional co-packers to secure added capability for future production needs. We periodically review our co-packing relationships to ensure that they are optimal with respect to quality of production, cost and location.

In some instances, subject to agreement, certain equipment may be purchased exclusively by us and/or jointly with our co-packers and installed at their facilities to enable them to produce certain of our products. In certain cases, such equipment remains our property and is required to be returned to us upon termination of the packing arrangements with such co-packers, unless we are reimbursed by the co-packer over a pre-determined number of cases that are produced at the facilities concerned. For most of our products there are limited co-packing facilities in our markets with adequate capacity and/or suitable equipment to package our products. We believe a short disruption or delay in production would not significantly affect our revenues; however, as alternative co-packing facilities in our markets with adequate long-term capacity may not be available for such products, either at commercially reasonable rates and/or within a reasonably short time period, if at all, a lengthy disruption or delay in production of any of such products could significantly affect our revenues.

10

Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, including in new markets. If we materially underestimate demand for our products, and/or are unable to secure sufficient ingredients or raw materials, and/or procure adequate packing arrangements and/or obtain adequate or timely shipment of our products, we might not be able to satisfy demand on a short-term basis.

We continue to actively seek alternative and/or additional co-packing facilities with adequate capacity and capability for the production of our various products to minimize transportation costs and transportation-related damages as well as to mitigate the risk of a disruption.

Warehousing and Logistics are a significant portion of the Company’s operational costs. In order to drive efficiency and reduce costs, on February 1, 2019, we entered into a strategic partnership with FitzMark to manage all freight movement for the Company. FitzMark is one of the largest distribution service providers in North America and has expertise that will provide a competitive advantage in the movement of raw materials and finished goods. This partnership supports planning and execution of all inventory movement, assessment of storage needs and cost management.

We follow a “fill as needed” model to the best of our ability and have no significant order backlog.

New Product Development

While we have simplified our business and have streamlined a significant number of SKUs in order to further our primary objective of accelerating the growth of the Reed’s and Virgil’s core product offerings, we believe significant opportunity remains in the natural beverage space.

Healthier alternatives will be the future for carbonated soft drinks. We will continue to drive product development in the natural, no and low sugar offerings in the “better for you” beverage categories. In addition, we believe there are powerful consumer trends that will help propel the growth of our brand portfolio including the increased consumption of ginger as a recognized superfood, the growing use of ginger beer in today’s popular cocktail drinks, and consumers’ increased demand for higher quality, natural handcrafted beverages.

Innovations include our compelling line of full flavor, natural, zero sugar, zero calorie sodas. Reed’s has also begun to expand and broaden its product development capabilities by engaging and working with larger, experienced beverage flavor houses and innovative ingredient research and supply companies.

We believe our new business model enhances our ability to be nimble and innovative, producing category leading new products in a short period of time.

11

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended (“Certificate”) and our amended and restated bylaws, as further amended (“Bylaws”) and to the applicable provisions of Delaware law.

We are authorized to issue 180,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not authorized; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There is no conversion, redemption, sinking fund or similar provision regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of August 9, 2023, we had 4,169,131 shares of common stock issued and outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our Bylaws (provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that bylaw provisions adopted or amended by the board of directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders) which could delay, defer or prevent a change in control.

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

12

Section 145 of the DGCL, as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our Certificate provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our Certificate also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our Bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers. We also have entered into indemnification agreements with certain of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Market Listing

Our common stock is quoted on the OTC Markets, Inc.’ s OTCQX Best Market under the symbol “REED”.

Transfer Agent

The transfer agent for the Company’s common stock is Transfer Online, Inc., telephone (503) 227-2950.

13

PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

On May 25, 2023, we entered into a Securities Purchase Agreement with D&D Source of Life Holding Ltd., as the lead investor, and certain of Reed’s affiliates pursuant to which the investors agreed to purchase, and Reed’s agreed to issue and sell to the investors, in a private placement, an aggregate of 1,566,732 shares (“Shares”) of Reed’s common stock, $0.0001 par value, and warrants (“Warrants”) to purchase 313,346 shares of common stock. The purchase price per share of common stock and associated warrant was $2.585. The private placement closed on May 25, 2023. The gross proceeds to Reed’s, before deducting offering expenses, were approximately $4.1 million, and net proceeds of approximately $4.0 million.

The Securities Purchase Agreement includes standard representations, warranties and covenants of the company and investors . It also provides for the payment by Reed’s of customary penalties and liquidated damages in the event of legend removal failure. The Warrants are exercisable for a term of three years at a per share exercise price of $2.50.

In order to induce the lead investor to enter into the transaction, we entered into a Shareholders Agreement with the lead investor. Pursuant to the Shareholders Agreement, Reed’s granted the lead investor certain preemptive rights and agreed to support the lead investor’s nomination of two board designees, one of which must be an independent director.

In connection with the private placement, we entered into a Registration Rights Agreement with the investors, pursuant to which we agreed to file a registration statement on Form S-1 to register for resale the Shares and any shares of Reed’s common stock issuable upon exercise of the Warrants. The company is subject to penalties and liquidated damages in the event it does not meet certain filing requirements and deadlines set forth in the Registration Rights Agreement.

SUMMARY OF THE OFFERING

Common stock offered by the selling shareholders	Up to 1,880,078 shares of our common stock, including 313,346 shares issuable upon the exercise of certain currently exercisable Warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. We may receive up to $783,365 from the exercise of Warrants by the selling shareholders, if the Warrants are exercised for cash, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

Offering Price	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices.

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

OTCQX Best Market symbol	REED

14

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. We may receive up to $809,999 from the exercise of Warrants by the selling shareholders, if the Warrants are exercised for cash, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are 1,880,078 shares of our common stock, including 313,346 issuable to the selling shareholders upon exercise of the Warrants. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time.

In addition to the transactions described under “Description of the Private Placement,” material relationships between us and each of the selling shareholders within the past three years are described below:

Union Square Park Partners, LP (“USPP Fund”)

USPP fund is a significant shareholder and currently, with its affiliates, beneficially owns approximately 16.2% of Reed’s common stock.

USPP Fund participated in a previous private placement of Reed’s, which closed on March 11, 2022, in the aggregate principal amount of $3,000,000. It acquired 214,286 shares of common stock and warrants to purchase 107,143 shares of common stock. In conjunction with the private placement and USPP Fund’s role as lead investor, the parties had an oral understanding pursuant to which Reed’s agreed to support the nomination of Leon M. Zaltzman to the Reed’s board, upon qualification and recommendation from Reed’s governance committee. Except as set forth above, USPP Fund invested in the private placement pursuant to the same terms and conditions of the other purchasers in the private placement.

On March 21, 2022, our board of directors, upon recommendation from its governance committee, appointed Leon M. Zaltzman to serve as director. Mr. Zaltzman resigned on July 7, 2023 but continues his involvement in the capacity of a board observer.

D&D Source of Life Holding Ltd. (“D&D”)

D&D was the lead investor in Reed’s PIPE transaction described under the heading “Private Placement of Common Stock and Warrants” which closed on March 25, 2023. As a result, D&D became Reed’s largest shareholder, beneficially holding approximately 31.1% of our common stock. As part of the PIPE transaction, D&D and Reed’s entered into a Shareholders Agreement pursuant to which Reed’s agreed to support D&D’s nomination of up to two board designees, one of which shall be an independent director. In addition, pursuant the shareholders agreement, the parties agreed to cooperate on certain business initiatives targeting the Asian market to be funded by D&D. D&D was granted certain customary preemptive rights.

Shufen Deng is the sole shareholder and sole director of D&D. On July, 7, 2023, upon recommendation from its governance committee, the board elected Shufen Deng to serve as a director, as D&D’s non-independent designee.

John and Nancy Bello Revocable Trust (the “Trust”)

John J. Bello shares voting and dispositive control over shares held by the Trust. Mr. Bello is the current Chairman, significant stockholder, and former Interim Chief Executive Officer of Reed’s. Mr. Bello beneficially owns 521,247 shares of Reed’s common stock.

John J. Bello is the current Chairman, significant shareholder and former Interim Chief Executive Officer of Reed’s.

On March 11, 2021, we entered into an amendment to that certain Financing Agreement dated October 4, 2018, as amended or supplemented with our senior secured lender at the time, Rosenthal & Rosenthal, Inc. (“Rosenthal”) releasing an irrevocable standby letter of credit by Daniel J. Doherty, III and Daniel J. Doherty, III 2002 Family Trust in the amount of $1.5 million, which served as financial collateral for certain obligations under the Rosenthal credit facility, with a $2 million pledge of securities to Rosenthal by the Trust, evidenced by that certain Pledge Agreement to Rosenthal, and as to which Rosenthal had a first and only perfected security interest by the Securities Account Control Agreement held by securities broker. As consideration for the collateral support, Mr. Bello received 8,000 shares of our restricted common stock.

15

On November 24, 2021, the Trust provided additional collateral support securing a $2,500,000 over-advance under the Financing Agreement, and John J. Bello also provided a personal guarantee. The additional collateral was released on March 17, 2022 along with the personal guarantee. The initial pledged collateral was released March 30, 2022 with the pay-off of the Rosenthal facility. As additional consideration for the collateral support, Mr. Bello received a warrant to purchase up to 30,000 shares of common stock at an exercise price of $23 per share.

For purposes of this prospectus, “selling shareholders” includes the shareholders listed below and their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling shareholders’ interests in the securities. To the extent required, we will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling shareholders who are able to use this prospectus to resell the ordinary shares registered hereby.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and the Warrants, as of August 9, 2023, assuming exercise of all Warrants held by the selling shareholders on that date, without regard to any limitation on exercise.

The amounts listed in the third and fourth columns reflect the number of shares being offered by each selling shareholder and the number of shares remaining following the sale of such shares, respectively. The fifth column sets forth the percentage of shares of common stock beneficially owned following the sale of the offered shares. The amounts listed do not assume sales by any other selling shareholder and are subject to the maximum number of shares that may be resold under this prospectus.

Under the terms of the Warrants held by the selling shareholders (other than D&D) selling stockholder may not exercise or be issued shares of common stock to the extent such exercise or issuance would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 19.9% of our then outstanding common stock following such exercise or issuance. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name and Address of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Owned After Offering (1)	Percentage of Common Stock to be Owned After Offering
Union Square Park Partners, LP (2)	699,494	230,109	469,385	11.3%

D&D Source of Life Holding Ltd. (3)	1,392,650	1,392,650	0	0

John and Nancy Bello Revocable Trust (4)	375,244	230,109	145,135	3.5%

Joseph M. Cassin	23,219	23,210	0	0

*less than 1%

1	“Beneficial ownership” is a term broadly defined in Rule 13d-3 under the Exchange Act and includes more than the typical form of stock ownership, that is, stock held in a person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this column, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of August 9, 2023. Calculated based on 4,169,131 shares outstanding as of August 9, 2023.
The amounts assuming exercise of Warrants held by the selling shareholders on that date, without regard to any limitation on exercise.
2	Leon M. Zaltzman exercises voting and dispositive control of shares held by this entity.
3	Shufen Deng exercises voting and dispositive control of shares held by this entity.
4	John J. Bello and Nancy Bello share voting and dispositive control of shares held by this entity.

16

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

17

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

18

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Barton LLP, Los Angeles, California.

EXPERTS

The financial statements of Reed’s Inc. as of December 31, 2022 and 2021, and for the years then ended, appearing in Reed’s Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report of Weinberg & Company, P.A. pertaining to such financial statements given on the authority of such firm as experts in auditing and accounting.

MATERIAL CHANGES

There have been no material changes in the registrant’s affairs which have occurred since the end of the latest fiscal year ended December 31, 2022 for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

19

1,880,078 Shares of Common Stock

PROSPECTUS

             , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Reed’s, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”). All amounts are estimates except the Securities and Exchange Commission registration fee.

The following expenses will be borne solely by the Registrant.

Amount to
be Paid
SEC Registration fee	$581
Legal fees and expenses	5,000
Accounting fees and expenses	10,000
Total	$15,581

Item 14. Indemnification of Directors and Officers.

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the General Corporation Law of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

II-1

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We currently provide liability insurance coverage for our directors and officers.

The Registrant enters into indemnification agreements with executive officers and directors, which provide that we shall, subject to certain exceptions, indemnify and pay, advance or reimburse the costs of defense of such person who is made party to a proceeding by reason of their indemnified capacities. Each indemnified party agrees to repay any payment, advance or reimbursement of expenses made by the Registrant to such person if it is determined, following the final disposition of the claim, that the person is not entitled to indemnification by the Registrant with respect to a claim for which indemnification was obtained.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act. All of the securities described below were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

10% Secured Convertible Promissory Notes

In May 2022, the Company entered into a note purchase agreement and issued $11,250,000 aggregate principal amount of 10% secured convertible promissory notes to certain funds managed or advised by Whitebox Advisors LLC (collectively, “Whitebox”). As part of the note purchase agreement, the Company also granted Whitebox the option to purchase up to an additional $12,000,000 aggregate principal amount of 10% secured convertible promissory notes on identical terms (other than with respect to the issue date) to the notes issued in May 2022. The current outstanding aggregate principal balance of all convertible notes issued to Whitebox is referred to herein as the “Notes”, the current outstanding aggregate principal balance of all convertible notes issued to Whitebox in May 2022 is referred to herein as the “Initial Notes”, and the current outstanding aggregate principal balance of all convertible notes issued to Whitebox pursuant to the purchase option granted in the note purchase agreement, as amended, is referred to herein as the “Option Notes”.

The Initial Notes bear interest at a rate of 10% per annum (with 5% per annum payable in cash and 5% per annum payable in kind (“PIK”) by adding such PIK interest to the principal amount of the Notes). The Notes are secured by substantially all of the Company’s assets (including all of its intellectual property) and are subject to a collateral sharing agreement with ACS, the Company’s existing secured lender. The Initial Notes mature on May 9, 2025.

II-2

Beginning in August 2022, the Company was required to make monthly amortization payments on the Initial Notes consisting of principal of $200,000 plus accrued interest and a partial interest make-whole payment on the amortized principal amount. The Company is permitted to make these amortization payments in in cash or, subject to certain limitations, in shares of the Company’s common stock at the option of the Company. Amortization payments that are paid in shares are priced at 90% of the average of the daily volume weighted average prices of the Company’s common stock during the five trading days prior to the date of amortization payment. During the year ended December 31, 2022, the Company made monthly amortization principal payments aggregating $800,000, made up of $600,000 in cash, and the issuance of 32,362 shares of common stock. Remaining amortization payments of principal are scheduled to total approximately $600,000 in 2023, $2,400,000 in 2024, and $1,000,000 in 2025, leaving a principal balance of the convertible notes of approximately $7,700,000 million due at maturity on May 9, 2025.

The Notes permit indebtedness to our asset based lender, as an asset based loan (“ABL”) up to $6,000,000. In February 2023, and again in May 2023, Whitebox waived the Company’s covenant violation of excess ABL amounts and deferred payment of such ABL fees. At June 30, 2023, the excess ABL fees totaled $1,672,000 and are due September 29, 2023.

In September 2022, the Company issued an additional $2,500,000 of Option Notes to Whitebox. In November 2022, the Company repurchased these Option Notes for a combination of $2,500,000 in cash and 69,680 shares of common stock.

At December 31, 2022, the balance of the Notes was $10,450,000. In February 2023 and May 2023, the Company issued $2,550,026 and $1,500,000, respectively, aggregate principal amount of Option Notes to Whitebox that substantially have the same terms as the Initial Notes, except that the Option Notes (i) bear interest at a rate of 10% per annum, payable in cash, (ii) mature on September 23, 2023, (iii) do not require any amortization payments prior to maturity, (iv) do not require any interest make-whole payments to be made upon conversion and (v) may be prepaid by the Company in cash at any time at 100% of the principal amount thereof plus accrued and unpaid interest thereon through the prepayment date. At June 30, 2023, the balance of the Notes was $14,500,026.

At December 31, 2022, the balance of accrued interest was $1,052,000. During the six months ended June 30, 2023, the Company recorded interest of $1,773, 000, made up of $749,000 of interest on the Notes, and $1,024,000 related to the excess ABL fees. In addition, accrued interest of $268,000 was paid. At June 30, 2023, the balance of accrued interest was $2,557,000.

At December 31, 2022, the unamortized debt discount was $976,000. During the six months ended June 30, 2023, the Company incurred $253,000 of direct costs of issuing loans and issued 82,438 shares of the Company’s common stock valued at $273,000 as inducement for the aforementioned waivers. These costs have been capitalized and are being amortized over the term of the Notes or waiver period. For the six months ended June 30, 2023, amortization of debt discount was $642, 000 and as of June 30, 2023, the remaining unamortized debt discount balance is $860,000.

The Notes are convertible at an initial conversion rate of 0.0831 shares of the Company’s common stock per one dollar of principal converted, or approximately $12.03 per share, subject to customary anti-dilution adjustments. In addition, if certain corporate events occur that constitute a make-whole fundamental change, then the holders are, under certain circumstances, are entitled to an increase in the conversion rate, provided that the aggregate conversion rate (as increased) is limited to 0.1216 shares of common stock per one dollar of principal, or approximately $8.22 per share.

Upon conversion, holders of the Initial Notes are also entitled to receive an interest make-whole payment. The make-whole amount is equal to the sum of the remaining scheduled payments of interest on the Notes to be converted that would be due at maturity, payable, at the Company’s option in cash or in shares of common stock. The Company’s ability to settle conversions and make amortization payments and interest make-whole payments using shares of the Company’s common stock is subject to certain limitations set forth in the Notes.

At June 30, 2023, the Notes, including accrued interest, are convertible into 1,415,826 shares of the Company’s common stock.

In February 2023, the Notes were amended so if the Company experiences a fundamental change as defined in the Notes, the holders of the Notes have the right to require the Company to repurchase the Notes for cash at a repurchase price equal to 110% (amended from 100%) of the principal amount, plus accrued interest, and among other amendments. In May 2023, subject to the satisfaction of conditions precedent Whitebox waived any requirement pursuant to Section 6 of the Notes that the Company conduct a repurchase of Notes as a result of the delisting of the Company’s common stock from Nasdaq, prior to September 29, 2023, provided, that, for all purposes under the Notes, the Company treat the delisting, and the resulting fundamental change and make-whole fundamental change, as if they occurred and became effective on and as of September 29, 2023.

The Company is subject to a registration rights agreement dated May 9, 2023 and amended May 30, 2023 with the holders, pursuant to which the Company agreed to register for resale shares issuable under the Notes.

II-3

2023 PIPE

On May 25, 2023, the Registrant entered into a Securities Purchase Agreement with D&D Source of Life Holding Ltd., as the lead investor, and certain of Reed’s affiliates pursuant to which the investors agreed to purchase, and Reed’s agreed to issue and sell to the investors, in a private placement, an aggregate of 1,566,732 shares (“Shares”) of Reed’s common stock, $0.0001 par value and warrants to purchase 313,346 shares of Common Stock (the “Private Placement”). The purchase price per share of common stock and associated warrant was $2.585. The Private Placement closed on May 25, 2023. The gross proceeds to the Company, before deducting offering expenses, are approximately $4.1 million.

Collateral Support

On March 11, 2021, the Registrant entered into an amendment to that certain Financing Agreement dated October 4, 2018, as amended or supplemented with its senior secured lender, Rosenthal & Rosenthal, Inc. (“Rosenthal”) releasing that irrevocable standby letter of credit by Daniel J. Doherty, III and Daniel J. Doherty, III 2002 Family Trust in the amount of $1.5 million, which served as financial collateral for certain obligations of the Registrant under the Rosenthal credit facility, with a two million dollar ($2,000,000) pledge of securities to Rosenthal by John J. Bello and Nancy E. Bello, as Co-Trustees of The John and Nancy Bello Revocable Living Trust, under trust agreement dated December 3, 2012, evidenced by that certain Pledge Agreement to Rosenthal, and as to which Rosenthal has a first and only perfected security interest by the Securities Account Control Agreement held by securities broker. John Bello, Chairman and former Interim Chief Executive Officer of the Registrant, was a related party. He was also a greater than 5% beneficial owner of the Registrant’s common stock. As consideration for the collateral support, Mr. Bello received 8,000 shares of the Registrant’s restricted common stock.

On November 24, 2021, the Bello Trust provided collateral support securing a $2,500,000 over-advance under the Financing Agreement, and John J. Bello also provided a personal guarantee. The additional collateral was released on March 17, 2022 along with the personal guarantee. The initial pledged collateral was released March 30, 2022 with the pay-off of the Rosenthal facility.

On November 24, 2021, the Company granted John Bello, current Chairman, significant shareholder and former Interim Chief Executive Officer of Reed’s, who is a related party, a 5-year warrant to purchase 30,000 shares of the Company common stock with an exercise price of $32.00.

2022 PIPE

On March 10, 2022, the Registrant entered into a Securities Purchase Agreement with certain institutional and accredited investors pursuant to which the investors purchased, in a private placement, an aggregate of 18,594,571 shares of the Registrant’s common stock and warrants to purchase an aggregate of 9,297,289 shares of common stock. The purchase price per share of common stock and associated warrant was $0.28 for the investors (other than officers and directors of the Registrant) and $0.3502 for the officers and directors of the Registrant in compliance with the rules of the Nasdaq Stock Market. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $0.2877 per share. The warrants are exercisable at a per share exercise price of $0.2877 for a period of five years commencing six months from the closing date. The warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Registrant. Officers and directors of the Registrant purchased approximately $1.1 million of the securities in the offering. The offering closed on March 11, 2022. The gross proceeds to the Registrant, before deducting placement agent fees and other offering expenses, were approximately $5.4 million.

Raptor/ Harbor Reeds SPV, LLC Settlement

On December 11, 2020, the Registrant entered into a Satisfaction, Settlement and Release Agreement with Raptor/ Harbor Reeds SPV, LLC (“Raptor”) satisfying all of its obligations to Raptor as its junior secured lender. Raptor was a related party. Daniel J. Doherty III, at the time a director of the Registrant, was a principal and member of Raptor. The transaction was completed on December 15, 2020. Prior to this transaction, the Registrant’s obligation under that certain Senior Secured Amended and Restated Subordinated Convertible Non-Redeemable Secured Note (“Subordinated Note”) dated October 4, 2018 in favor of Raptor, including accrued and unpaid interest through maturity on April 21, 2021, was approximately $5.5 million. In full satisfaction of the Subordinated Note, including release of collateral, and termination of related junior lender documentation, the Registrant (a) paid Raptor $4,250,000 in cash, (b) issued to Raptor a 5-year warrant to purchase 1,000,000 shares of common stock with an exercise price of $0.644 and (c) issued to Raptor 1,339,286 shares of common stock upon conversion of $750,000.00 of the Subordinated Note at the reduced per share conversion price of $0.56.

Series A Preferred Dividends

During the year ended December 31, 2021, we paid dividends on Series A Preferred Stock through the issuance of 93 shares of restricted common stock.

During the year ended December 31, 2020, we paid dividends on Series A Preferred Stock through the issuance of 4,530 shares of restricted common stock.

II-4

Item 16. Exhibits and Financial Statement Schedules.

See Exhibit Index attached hereto and incorporated herein by this reference.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

II-5

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 (§ 239.11 of this chapter), Form S-3 (§ 239.13 of this chapter), Form SF-3 (§ 239.45 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to § 230.424(b) of this chapter that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§ 239.44 of this chapter) or Form SF-3 (§ 239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (§ 249.220f of this chapter) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on FormF-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-6

(iii) If the registrant is relying on § 230.430D of this chapter:

(A) Each prospectus filed by the registrant pursuant to § 230.424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to § 230.424(b)(2), (b)(5), or (b)(7) of this chapter as part of a registration statement in reliance on § 230.430D of this chapter relating to an offering made pursuant to § 230.415(a)(1)(vii) or (a)(1)(xii) of this chapter for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 (15 U.S.C. 77j(a)) shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in § 230.430D of this chapter, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) If the registrant is relying on § 230.430D of this chapter, with respect to any offering of securities registered on Form SF-3 (§ 239.45 of this chapter), to file the information previously omitted from the prospectus filed as part of an effective registration statement in accordance with § 230.424(h) and § 230.430D of this chapter.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-7

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on August 16, 2023.

REED’S, INC.

By:	/s/ Norman E. Snyder, Jr.
Norman E. Snyder, Jr.
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the individuals whose signature appears below constitutes and appoints Norman E. Snyder, Jr. and Joann Tinnelly, and each of them, as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Norman E. Snyder, Jr.	Chief Executive Officer, Director,	August 16, 2023
Norman E. Snyder, Jr.	(Principal Executive Officer)

/s/ Joann Tinnelly	Interim Chief Financial Officer, Secretary	August 16, 2023
Joann Tinnelly	(Principal Accounting Officer)

/s/ John Bello	Chairman	August 16, 2023
John Bello

/s/ James C. Bass	Director	August 16, 2023
James C. Bass

/s/ Thomas W. Kosler	Director	August 16, 2023
Thomas W. Kosler

II-8

EXHIBIT INDEX

(a) Exhibits:

Exhibit		Filed	Incorporated by Reference
No.	Exhibit Title	Herewith	Form	Exhibit	File No.	Date Filed
3 (i)	Certificate of Incorporation of Reed’s, Inc., as amended		10-K	3(i)	0001-32501	05/15/2023

3 (ii)	Amended and Restated Bylaws of Reed’s, Inc.		10-KA	3.8	001-32501	04/08/2020

4.1	Form of common stock certificate		SB-2	4.1	333-120451

4.2	Form of series A preferred stock certificate		SB-2	4.2	333-120451

4.3	Form of Warrant issued to Raptor/ Harbor Reed’s SPV LLC on December 11, 2020		10-K	4.10	001-32501	3/30/2021

4.4	Form of Warrant (Union Square Park Partners, LP)		8-K	4.1	001-32501	3/22/2022

4.5	Form of Warrant 2022 PIPE		8-K	4.1	001-32501	3/14/2022

4.6	Form of Secured Convertible Promissory Note issued May 9, 2022		8-K	4.1	001-32501	5/10/2022

4.7	Form of Warrant issued May 25, 2023		8-K	4.1	001-32501	5/31/2023

4.8	Form of Option Note issued May 30, 2023		8-K	4.2	001-32501	5/31/2023

5.1^	Opinion of Barton LLP

10.1	Registration Rights Agreement by and between Reed’s, Inc. and Raptor/ Harbor Reeds SPV LLC, dated December 11, 2020		10-K	10.2	001-32501	3/30/2021

10.2	Registration Rights Agreement by and between Reed’s, Inc., and purchasers signatory thereto dated May 26, 2016		8-K	10.3	001-32501	6/03/2016

10.3*	Reed’s, Inc. 2017 Incentive Compensation Plan		S-8	4.2	333-222741	1/29/2018

10.4*	Reed’s, Inc. 2020 Equity Incentive Plan		S-8	4.2	333-252140	1/15/2021

10.5	Sublease Agreement by and between Reed’s, Inc., Merritt 7 Venture L.L.C., and GE Capital US Holdings, Inc., dated September 1, 2018		10-Q	10.7	001-32501	11/14/2018

10.6	Asset Purchase Agreement by and between Reed’s, Inc. and California Custom Beverage LLC dated December 31, 2018		8-K	10.1	001-32501	12/31/2018

10.7	Assignment and Assumption of Lease and Consent of Lessor by and between Reed’s, Inc. and California Custom Beverage LLC dated December 31, 2018		8-K	10.2	001-32501	12/31/2018

10.8	Form of Indemnification Agreement by and between Reed’s, Inc. and officers and directors		10-K	10.31	001-32501	4/01/2019

10.9*	Executive Employment Agreement by and between Reed’s, Inc. and Thomas J. Spisak dated December 2, 2019		10-KA	10.38	001-32501	4/08/2020

10.10*	Form of Non-Employee Director Nonstatutory Stock Option Agreement		8-K	10.1	001-32501	03/31/2020

10.11*	Form of Executive Incentive Stock Option Agreement		10-K		001-32501	8/10/2020

10.12*	Amended and Restated Employment Agreement by and between Reed’s, Inc. and Norman E. Snyder, Jr. dated June 24, 2020		10-Q	10.1	001-32501	8/10/2020

II-9

10.13	Form of Securities Purchase Agreement by and among Reed’s, Inc, and certain investors dated March 10, 2022	8-K	10.1	001-32501	3/14/2022

10.14	Form of Registration Rights Agreement by and among Reed’s, Inc, and certain investors dated March 10, 2022	8-K	10.2	001-32501	3/14/2022

10.15	Ledgered ABL Agreement by and between Reed’s, Inc. and Alterna Capital Solutions, LLC dated March 28, 2022	10-K	10.31	001-32501	4/15/2022

10.16	Note Purchase Agreement by and between Reed’s, Inc., Wilmington Savings Fund Society, FSB and purchasers dated May 9, 2022	8-K	10.1	001-32501	5/10/2022

10.17	Registration Rights Agreement by and between Reed’s, Inc. and purchasers dated May 9, 2022	8-K	10.2	001-32501	5/10/2022

10.18	Collateral Sharing Agreement by and among Alterna Capital Solutions LLC, Reed’s, Inc. and Wilmington Savings Fund Society, FSB dated May 9,2022	8-K	10.3	001-32501	5/10/2022

10.19	Partial Option Exercise and Second Amendment to 10% Convertible Notes with Wilmington Savings Fund Society, FSB dated February 10, 2023	10-K	10.19	001-32501	5/15/2023

10.20	Limited Waiver and Deferral Agreement with Wilmington Savings Fund Society, FSB dated February 10, 2023	10-K	10.20	001-32501	5/15/2023

10.21	Limited Waiver and Amendment to 10% Secured Convertible Notes by and between Reed’s, Inc., Wilmington Savings Fund Society, FSB, and holders effective August 11, 2022	10-Q	10.3	001-32501	11/14/2022

10.22	Limited Waiver and Amendment to 10% Secured Convertible Notes by and between Reed’s, Inc., Wilmington Savings Fund Society, FSB, and holders dated April 11, 2023	10-K	10.22	001-32501	5/15/2023

10.23	Securities Purchase Agreement dated May 25, 2023 between Reed’s, Inc. and D&D Source of Life Holding Ltd. and certain other investors	8-K	10.1	001-32501	5/31/2023

10.24	Shareholders Agreement dated May 25, 2023 by and between Reed’s, Inc. and D&D Source of Life Holding Ltd	8-K	10.2	001-32501	5/31/2023

10.25	Registration Rights Agreement dated May 25, 2023 between Reed’s, Inc., and D&D Source of Life Holdings Ltd and certain other investors	8-K	10.3	001-32501	5/31/2023

10.26	Amended Registration Rights Agreement by Reed’s, Inc. and the holders of 10% secured convertible notes dated May 30, 2023	8-K	10.4	001-32501	5/31/2023

II-10

10.27+	Partial Option Exercise and Third Amendment Agreement to 10% Secured Convertible Notes between Reed’s, Inc. and Wilmington Savings Fund Society, FSB dated May 30, 2023		8-K	10.5	001-32501	5/31/2023

10.28	Limited Waiver and Deferral Agreement between Reed’, Inc. and Wilmington Savings Fund Society, FSB dated May 30, 2023		8-K	10.6	001-32501	5/31/2023

21	Subsidiaries of Reed’s, Inc.		10-K	21.1	001-32501	5/15/2023

23.1	Consent of Weinberg & Co., PA	X

23.2^	Consent of Barton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)	X

101.INS	Inline XBRL Instance Document	X

101.SCH	Inline XBRL Taxonomy Extension Schema Document	X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	X

101.DEF	Inline XBRL Taxonomy Extension Label Linkbase Document	X

101.LAB	Inline XBRL Taxonomy Extension Presentation Linkbase Document	X

101.PRE	Inline XBRL Taxonomy Extension Label Linkbase Document	X

107	Filing Fee Table	X

* Indicates a management contract or compensatory plan or arrangement.

+Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulations S-K. The Company will furnish supplementally an unredacted copy of such exhibit to the Securities and Exchange Commission or its staff upon request.

^To be filed by amendment.

II-11